EXHIBIT A

COVER LETTER TO OFFER TO PURCHASE AND LETTER OF TRANSMITTAL

IF YOU DO NOT WANT TO SELL YOUR LIMITED PARTNERSHIP UNITS AT THIS TIME, PLEASE

DISREGARD THIS NOTICE. THIS IS SOLELY NOTIFICATION OF THE FUND’S TENDER OFFER.

June 14, 2018

Dear Hatteras Core Alternatives Institutional Fund, L.P. Partner:

We are writing to inform you of important dates relating to a tender offer by Hatteras Core Alternatives Institutional Fund, L.P. (the “Fund”). If you are not interested in having the Fund repurchase some or all of your limited partnership units (including fractions thereof) (“Units”) valued as of September 30, 2018, please disregard this notice and take no action.

The tender offer period will begin on June 14, 2018 and will end at 11:59 PM, Eastern Time, on July 13, 2018, at which point the tender offer will expire. The purpose of the tender offer is to provide liquidity to Partners of the Fund that hold Units. Units may be presented to the Fund for purchase only by tendering them during one of the Fund’s announced tender offers.

Should you wish to tender all or some of your Units for purchase by the Fund during this tender offer period, please complete and return the enclosed Letter of Transmittal so that it is received by UMB Fund Services, Inc. (“UMBFS”) no later than July 13, 2018. If you do not wish to have all or some of your Units repurchased, simply disregard this notice. NO ACTION IS REQUIRED IF YOU DO NOT WISH TO HAVE ANY OF YOUR UNITS REPURCHASED.

If you would like to tender your Units, you should complete, sign and either (i) mail or otherwise deliver the Letter of Transmittal to Hatteras Core Alternatives Funds, c/o UMB Fund Services, Inc. at 235 W. Galena St., Milwaukee, Wisconsin 53212-3948, Attention: Tender Offer Administrator; or (ii) fax it to UMBFS at (816) 860-3138, Attention: Tender Offer Administrator, so that it is received before 11:59 PM, Eastern Time, on July 13, 2018.

If you have any questions, please refer to the enclosed Offer to Purchase document, which contains additional important information about the tender offer, or call the Tender Offer Administrator at UMBFS at (800) 504-9070.

Sincerely,

Hatteras Core Alternatives Institutional Fund, L.P.

(i)